Exhibit 99.2

NHS

Connecting for Health

From the office of the Chief Operating Officer

for NHS Connecting for Health

Gordon Hextall CB	2nd Floor
Princes Exchange
Princes Square
Leeds
LS1 4HY

Tel: 0113 280 6448
Fax: 0113 280 6120

Our Reference: 060105 BT/Fujitsu/IDX
1 June 2005

Tim Smart

President

BT Consulting & Systems Integration

Guidion House

Harvest Crescent

Ancells Business Park

Fleet

Hampshire

GU51 2QP

Peter Hutchinson

Fujitsu Services Limited

Observatory House

Windsor Road

Slough

Berkshire

SL1 2EY

Rob Baker

IDX Systems Corporation

Level 5

250 Euston Road

Euston

London

NW1 2PQ

Dear Sirs,

National Programme for IT in the NHS

This letter is to record the following agreements which are made in consideration of the mutual releases given below:

1.	Unless otherwise defined herein, all defined terms used in this letter shall have the meanings ascribed to such terms as set out in the agreement in principle made between

NHS Connecting for Health is delivering the National Programme for Information Technology

Fujitsu Services Limited (“Fujitsu”) and IDX Systems Corporation (“IDX”) on 15 December 2003 as subsequently amended (the “Fujitsu/IDX Agreement in Principle”). As used in this letter: Fujitsu shall include its parents, subsidiaries, successors, assigns, affiliates, officers, directors, employees, agents and shareholders; “BT” shall include British Telecommunications PLC and its parents, subsidiaries, successors, assigns, affiliates, officers, directors, employees, agents and shareholders; and “IDX” shall include its parents, subsidiaries, successors, assigns, affiliates, officers, directors, employees, agents and shareholders.

2.	Fujitsu and IDX agree that:

(a)	the Fujitsu/IDX Agreement in Principle is hereby terminated with immediate effect;

(b)	except as provided in this paragraph 2(b), neither Fujitsu nor IDX shall have any liability to the other in connection with the termination of the Fujitsu/IDX Agreement in Principle, and each of Fujitsu and IDX irrevocably waives any right which it may have to bring any action, claim or proceeding against the other in respect of any matter arising under or connected with the Fujitsu/IDX Agreement in Principle. Further, each releases the other from all liabilities under or related to the Fujitsu/IDX Agreement in Principle and undertakes not to, and to procure that none of its affiliated companies shall, bring any action against any person in connection with the Fujitsu/IDX Agreement in Principle or its termination. Notwithstanding the foregoing, in consideration of IDX’s agreeing to the termination of the Fujitsu/IDX Agreement in Principle, Fujitsu agrees to pay to IDX within seven (7) days of the full execution of the Memorandum of Understanding referred to in paragraph 10 below, the amount of two million, six hundred and ninety-six thousand, seven hundred and forty-seven pounds sterling (£2,696,747) (plus VAT if any is payable, on receipt of a VAT invoice).

(c)	those parties’ obligations as set out in clause 38 (except for clauses 38.4, 38.5.4, 38.14 and 38.15) and clauses 34.1, 34.2, 34.3 and 34.4 of the Fujitsu/IDX Agreement in Principle shall survive the termination of the Fujitsu/IDX Agreement in Principle, and within twenty-one (21) days of the date of execution of the Memorandum of Understanding referred to in paragraph 10 below, each of those parties shall promptly return or destroy, any and all Confidential Information of the other party, in any form, which are in its possession, except to the extent that such information is strictly necessary for either party to retain for legal or regulatory compliance purposes, and each party shall on written request provide certification of compliance with this clause;

(d)	each of those parties shall use all reasonable endeavours (but in any event no less than the endeavours it would use to recover its own Confidential Information) to ensure that all documents, materials and any other information, in any form, that contain Confidential Information of the other party and that it has disclosed to third parties (other than BT and the Authority) are returned to the other party, or destroyed, and each party shall on written request provide certification of its compliance with this clause. This obligation will include, but not be limited to,

NHS Connecting for Health is delivering the National Programme for Information Technology each of those parties providing the other, promptly after the date of the execution of the Memorandum of Understanding referred to in paragraph 10 below, a written list of any and all such third parties to whom it has disclosed documents, materials and other information, in any form, which contain the other’s Confidential Information; and

(e)	IDX grants to Fujitsu a non-exclusive royalty-free licence to use and modify as Fujitsu sees fit, for the purpose of performing its obligations under the project agreement made between the Authority and Fujitsu on 26 January 2004, any documents that IDX and Fujitsu have created jointly, as part of their activities up to the date hereof in developing the solution in relation to the Southern cluster, to the extent that such documents do not contain IDX Confidential Information.

3.	The Authority consents to the termination of the Fujitsu/IDX Agreement in Principle in accordance with paragraph 2.

4.	The Authority shall not be liable to Fujitsu, BT or IDX in connection with the termination of the Fujitsu/IDX Agreement in Principle and each of Fujitsu, BT and IDX irrevocably waives any right which it may have to bring any action, claim or proceeding against the Authority in respect of any matter arising under or connected with the Fujitsu/IDX Agreement in Principle. Likewise, the Authority agrees that none of IDX, BT and Fujitsu shall be liable to the Authority in connection with the termination of the Fujitsu/IDX Agreement in Principle and the Authority irrevocably waives any right which it may have to bring any action, claim or proceeding against IDX, BT or Fujitsu in respect of any matter arising under or connected with the Fujitsu/IDX Agreement in Principle.

5.	IDX understands and acknowledges that the sub-contract agreement made between Fujitsu and British Telecommunications PLC (“BT”) on 19 January 2004 (the “Fujitsu/BT Sub-Contract”) shall be terminated with effect from the Authority and Fujitsu entering into the Memorandum of Understanding referred to in paragraph 10 below on the condition that such termination takes effect by 30 June 2005, and that the Authority has consented to the termination of the Fujitsu/BT Sub-Contract. IDX agrees that the Authority shall not be liable to IDX in connection with the termination of the Fujitsu/BT Sub-Contract, and IDX irrevocably waives any right which it may have to bring any action, claim or proceeding against the Authority in respect of any matter arising under or connected with the Fujitsu/BT Sub-Contract. Likewise, the Authority agrees that IDX shall not be liable to the Authority in connection with the termination of the Fujitsu/BT Sub-Contract and the Authority irrevocably waives any right which it may have to bring any action, claim or proceeding against IDX in respect of any matter arising under or connected with the Fujitsu/BT Sub-Contract.

6.	BT and Fujitsu agree with IDX that BT and Fujitsu shall have no liability to IDX and IDX has no liability to BT and Fujitsu in connection with the termination of the Fujitsu/BT Sub-Contract. BT and Fujitsu irrevocably waive any right which they may have to bring any action, claim or proceeding against IDX in respect of any matter arising under or connected with the Fujitsu/BT Sub-Contract and IDX irrevocably waives any right which it may have to bring any action, claim or proceeding against Fujitsu or BT in respect of any matter arising under or connected with the Fujitsu/BT Sub-Contract.

NHS Connecting for Health is delivering the National Programme for Information Technology

7.	IDX understands that Fujitsu and BT have each granted to the other a non-exclusive royalty-free licence to use and modify as they see fit, for the purpose of performing their obligations under the project agreement made between the Authority and Fujitsu on 26 January 2004 and the project agreement made between the Authority and BT on 8 December 2003 respectively, any documents that they have created, whether separately or jointly, as part of their activities up to the date hereof in developing the common solution in relation to the Southern and London clusters. Notwithstanding the foregoing, BT and Fujitsu agree and warrant that such licence does not include any such documents, materials or information to the extent such documents, materials or information include any Confidential Information of IDX.

8.	Unless otherwise required by applicable law or any regulatory or governmental authority (and then subject to the following sentence), no party shall make or permit or procure to be made any public announcement or disclosure (whether for publication in the press, the radio, television or any other medium) of any matter concerning this letter, without the prior written consent of each of the other parties. Notwithstanding the foregoing, the parties shall be allowed to disclose any matter concerning this letter to their professional advisors (lawyers, accountants and bankers) on a need to know basis. Where there is no professional obligation incumbent upon such professional advisers to maintain all such information confidential, the disclosing party shall obtain a nondisclosure agreement with such professional adviser(s), prior to any such disclosure, which will require such professional adviser(s) to maintain the confidentiality of all such disclosed information. If a party is required to make a public announcement or disclosure by any applicable law or any regulatory or governmental authority, it shall give the other parties as much prior written notice of the proposed announcement or disclosure as is reasonably practicable.

9.	The Authority shall be free to disclose the terms of this letter within the Department of Health and to other Government departments, agencies and non-departmental public bodies.

10.	Subject to paragraph 11, the operative provisions, rights and obligations of the parties under this letter are conditional on the execution by the Authority and Fujitsu of a memorandum of understanding in relation to the development of an alternative solution in the Southern cluster. If the condition in the preceding sentence is not satisfied by 30 June 2005, then this letter shall terminate automatically and no party shall have any rights or obligations under this letter. The Authority shall notify each of BT and IDX upon execution of the memorandum of understanding with Fujitsu, and shall provide Fujitsu with a copy of the notice.

11.	The obligations of the parties to the Fujitsu/IDX Agreement in Principle are suspended from the date of this letter and for the term of this letter.

NHS Connecting for Health is delivering the National Programme for Information Technology

12.	The parties agree that this letter is legally binding and is governed by English law. The parties agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute, controversy or claim arising out of or in connection with this letter.

13.	The parties’ execution of this letter does not constitute any admission of liability, fault or breach on the part of any party. Further, IDX’s and Fujitsu’s agreeing to terminate the Fujitsu/IDX Agreement in Principle does not constitute any admission of liability on the part of either IDX or Fujitsu or that either IDX or Fujitsu was at fault or breached any of their obligations under the Fujitsu/IDX Agreement in Principle.

14.	Fujitsu and IDX agree that:

(a)	neither party believes that the Transfer Regulations or the Acquired Rights Directive applies to the termination of the Fujitsu/IDX Agreement in Principle and IDX will conduct consultation and redundancy on that basis as a result of this;

(b)	in the event that any employee affected by the termination of the Fujitsu/IDX Agreement in Principle should claim that the Transfer Regulations or the Acquired Rights Directive is applicable and an award is made against IDX in respect of failure to consult as provided under the Transfer Regulations (a “Protective Award”), Fujitsu will pay two-thirds of any amount awarded against IDX in respect of the Protective Award; and

(c)	as a result of the termination of the Fujitsu/IDX Agreement in Principle, it is recognised that IDX may have to terminate the employment of certain employees by reason of redundancy. In recognition of this, Fujitsu will pay two-thirds of any Redundancy Costs. For the purposes of this letter, “Redundancy Costs” are defined as those costs associated with the termination of employment (not to exceed forty (40) employees) by reason of redundancy, comprising:

(i)	any payments due under the contract of employment;

(ii)	any statutory redundancy payments due; and

(iii)	payments due for an additional consultation period (as required by section 188 of TULRCA 1992) but subject to a maximum of thirty (30) days.

15.	This letter may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement.

Please indicate your agreement to the terms set out in this letter by signing where indicated below.

Yours faithfully

/s/ Gordon Hextall
Gordon Hextall
For and on behalf of NHS Connecting for Health (the “Authority”)

NHS Connecting for Health is delivering the National Programme for Information Technology

ACCEPTED AND AGREED:

/s/ Peter Hutchinson
For and on behalf of Fujitsu Services Limited (“Fujitsu”)

Date: 1 June 2005

ACCEPTED AND AGREED:

/s/ Tim Smart
For and on behalf of British Telecommunications PLC (“BT”)

Date: 1 June 2005

ACCEPTED AND AGREED:

/s/ Robert W. Baker, Jr., Senior Vice President
For and on behalf of IDX Systems Corporation (“IDX”)

Date: 01 June 05